                                                                   EXHIBIT 4.b.1

                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 31, 2000

                                  BY AND AMONG

                           ALLIED CAPITAL CORPORATION,

                        ALLIED CAPITAL F SUB CORPORATION,

                                       AND

                             FUTURONICS CORPORATION

                                TABLE OF CONTENTS


                                                                                                          Page
ARTICLE I            THE MERGER; EFFECT OF MERGER..........................................................1
    SECTION 1.1      THE MERGER............................................................................1
    SECTION 1.2      EFFECTIVE TIME OF THE MERGER..........................................................1
    SECTION 1.3      EFFECTS OF MERGER.....................................................................1
ARTICLE II           THE SURVIVING CORPORATION.............................................................2
    SECTION 2.1      CERTIFICATE OF INCORPORATION..........................................................2
    SECTION 2.2      BY-LAWS...............................................................................2
    SECTION 2.3      OFFICERS AND DIRECTORS................................................................2
ARTICLE III          CONVERSION OF SHARES..................................................................2
    SECTION 3.1      CONVERSION OF SHARES..................................................................2
    SECTION 3.2      PAYMENT FOR SHARES IN THE MERGER......................................................2
    SECTION 3.3      DISSENTING SHARES.....................................................................3
    SECTION 3.4      CLOSING OF COMPANY TRANSFER BOOKS.....................................................3
    SECTION 3.5      NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK...................................4
    SECTION 3.6      STOCKHOLDER APPROVAL..................................................................4
    SECTION 3.7      EXERCISE AND CONVERSION OF  STOCK OPTIONS.............................................4
ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................4
    SECTION 4.1      EXECUTION AND DELIVERY................................................................5
    SECTION 4.2      CONSENTS AND APPROVALS................................................................5
    SECTION 4.3      NO BREACH.............................................................................5
    SECTION 4.4      ORGANIZATION, STANDING AND AUTHORITY..................................................6
    SECTION 4.5      CAPITALIZATION OF THE COMPANY.........................................................6
    SECTION 4.6      SUBSIDIARIES..........................................................................7
    SECTION 4.7      CORPORATE RECORDS.....................................................................7
    SECTION 4.8      ASESETS AND LIABILITIES; FINANCIAL RECORDS............................................7
    SECTION 4.9      INFORMATION IN DISCLOSURE SCHEDULE....................................................7
    SECTION 4.10      LIABILITIES..........................................................................7
    SECTION 4.11      NO COMPANY MATERIAL ADVERSE EFFECT...................................................8
    SECTION 4.12      COMPLIANCE WITH LAWS.................................................................8
    SECTION 4.13      PERMITS..............................................................................8
    SECTION 4.14      ACTIONS AND PROCEEDINGS..............................................................8
    SECTION 4.15      CONTRACTS AND OTHER AGREEMENTS.......................................................8
    SECTION 4.16      PROPERTY.............................................................................9
    SECTION 4.17      INTELLECTUAL PROPERTY................................................................9
    SECTION 4.18      BANKING.............................................................................10
    SECTION 4.19      LIENS...............................................................................10
    SECTION 4.20      OFFICERS, DIRECTORS, EMPLOYEES......................................................10
    SECTION 4.21      TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES................................10
    SECTION 4.22      OPERATIONS OF THE COMPANY...........................................................10
    SECTION 4.23      BROKERAGE...........................................................................12
    SECTION 4.24      TAXES...............................................................................12

    SECTION 4.25     ENVIRONMENTAL LAWS...................................................................13
    SECTION 4.26     COMPANY ACTION.......................................................................14
    SECTION 4.27     OPINION OF FINANCIAL ADVISOR.........................................................14
    SECTION 4.28     PRIOR ACTIVITIES.....................................................................14
ARTICLE V            REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.....................................14
    SECTION 5.1      EXECUTION AND DELIVERY...............................................................14
    SECTION 5.2      CONSENTS AND APPROVALS...............................................................15
    SECTION 5.3      NO BREACH............................................................................15
    SECTION 5.4      SUFFICIENT FUNDS.....................................................................16
    SECTION 5.5      ORGANIZATION, STANDING AND AUTHORITY OF PARENT AND SUB...............................16
    SECTION 5.6      BROKERAGE............................................................................16
    SECTION 5.7      NO MATERIAL ADVERSE CHANGE...........................................................16
    SECTION 5.8      SUB ACTION...........................................................................16
    SECTION 5.9      COMPLIANCE WITH LAWS.................................................................16
    SECTION 5.10     ACTIONS AND PROCEEDINGS..............................................................17
    SECTION 5.11     NO PRIOR ACTIVITIES..................................................................17
ARTICLE VI           COVENANTS AND AGREEMENTS.............................................................17
    SECTION 6.1      CONDUCT OF BUSINESS..................................................................17
    SECTION 6.2      LITIGATION INVOLVING THE COMPANY.....................................................18
    SECTION 6.3      CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES
                     OF THE PARTIES.......................................................................18
    SECTION 6.4      CORPORATE EXAMINATIONS AND INVESTIGATIONS; CONFIDENTIALITY...........................19
    SECTION 6.5      INDEMNIFICATION OF COMPANY OFFICERS AND DIRECTORS....................................19
    SECTION 6.6      PARENT AND SUB APPROVALS.............................................................19
    SECTION 6.7      COMPANY APPROVALS....................................................................20
    SECTION 6.8      EXPENSES.............................................................................20
    SECTION 6.9      ACQUISITION PROPOSALS................................................................22
    SECTION 6.10     FURTHER ASSURANCES...................................................................21
    SECTION 6.11     UPDATING SCHEDULES...................................................................22
ARTICLE VII          CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATION
                     TO EFFECT THE MERGER.................................................................22
    SECTION 7.1      COMPANY STOCKHOLDER APPROVAL.........................................................23
    SECTION 7.2      HART-SCOTT-RODINO....................................................................23
    SECTION 7.3      LITIGATION...........................................................................23
    SECTION 7.4      BLC MERGER...........................................................................23
ARTICLE VIII         CONDITIONS PRECEDENT TO THE OBLIGATION OF PARENT AND SUB TO EFFECT THE MERGER........23
    SECTION 8.1      REPRESENTATIONS AND COVENANTS........................................................23
    SECTION 8.2      ABSENCE OF MATERIAL ADVERSE CHANGE...................................................24
    SECTION 8.3      RECEIPT OF AGREEMENTS................................................................24
    SECTION 8.4      EXERCISE OF STOCK OPTIONS............................................................24
    SECTION 8.5      CLOSING CONDITIONS...................................................................24
ARTICLE IX           CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER...........24
    SECTION 9.1      REPRESENTATIONS AND COVENANTS........................................................24
    SECTION 9.2      ABSENCE OF MATERIAL ADVERSE CHANGE...................................................24

    SECTION 9.3      CLOSING CONDITIONS..................................................................24
ARTICLE X            CLOSING.............................................................................25
ARTICLE XI           NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES COVENANTS AND AGREEMENTS................25
    SECTION 11.1     NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                     AGREEMENTS..........................................................................25
ARTICLE XII          TERMINATION OF AGREEMENT............................................................25
    SECTION 12.1     TERMINATION.........................................................................25
    SECTION 12.2     EFFECT OF TERMINATION...............................................................26
ARTICLE XIII         DEFINITIONS.........................................................................26
    SECTION 13.1     DEFINITIONS.........................................................................26
ARTICLE XIV          MISCELLANEOUS.......................................................................31
    SECTION 14.1     PUBLICITY...........................................................................31
    SECTION 14.2     PARENT GUARANTY.....................................................................31
    SECTION 14.3     NOTICES.............................................................................31
    SECTION 14.4     ENTIRE AGREEMENT....................................................................32
    SECTION 14.5     WAIVERS AND AMENDMENTS; NON CONTRACTUAL REMEDIES; PRESERVATION
                     OF REMEDIES; LIABILITY..............................................................32
    SECTION 14.6     GOVERNING LAW.......................................................................33
    SECTION 14.7     BINDING EFFECT; NO ASSIGNMENT.......................................................33
    SECTION 14.8     THIRD PARTY BENEFICIARIES...........................................................33
    SECTION 14.9     COUNTERPARTS........................................................................33
    SECTION 14.10    EXHIBITS AND SCHEDULES..............................................................33
    SECTION 14.11    HEADINGS............................................................................33
    SECTION 14.12    SUBMISSION TO JURISDICTION; VENUE...................................................33
    SECTION 14.13    SPECIFIC PERFORMANCE................................................................34
    SECTION 14.14    SEVERABILITY........................................................................34

                          AGREEMENT AND PLAN OF MERGER

           THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 31, 2000, is made by and among Allied Capital Corporation, a Maryland corporation ("Parent"), Allied Capital F Sub Corporation, a New York corporation and a wholly owned subsidiary of Parent ("Sub"), and Futuronics Corporation, a New York corporation (the "Company"). Certain terms used in this Agreement are defined in Article XIII.

                                   WITNESSETH:

           WHEREAS, Parent and Sub desire to effect a business combination by means of the merger of Sub with and into the Company;

           WHEREAS, the Board of Directors of Parent and Sub and the stockholder of Sub and the Board of Directors of the Company have adopted this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and

           WHEREAS, simultaneously with the execution of this Agreement, the Named Persons and Parent are entering into a Voting Agreement in the form attached hereto as Exhibit A (the "Voting Agreement").

           NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                          THE MERGER; EFFECT OF MERGER

           SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the New York Business Corporation Law, as amended (the "New York Corporation Law"), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease. The name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), may by virtue of the Merger be changed to such name as Parent, in its sole discretion, may choose.

           SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time as a properly executed certificate of merger or other appropriate document is duly filed with the Secretary of State of New York, which filing shall be made as soon as practicable following fulfillment or waiver of the conditions set forth in Articles VII, VIII and IX hereof or such later time as is specified in such filing (the "Effective Time").

           SECTION 1.3 EFFECTS OF MERGER. The Merger shall have the effects set forth in Section 906 of the New York Corporation Law.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

           SECTION 2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by the New York Corporation Law.

           SECTION 2.2 BY-LAWS. The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the New York Corporation Law.

           SECTION 2.3 OFFICERS AND DIRECTORS. The officers and the directors of Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation after the Effective Time, in each case until their respective successors are duly elected and qualified.

                                   ARTICLE III
                              CONVERSION OF SHARES

           SECTION 3.1 CONVERSION OF SHARES. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Company and Sub shall be converted or cancelled, as the case may be, in the following manner:

                     (a) The aggregate merger consideration for all Company Common Stock shall be $9,083,284. Each share of Company Common Stock shall be converted into the right to receive, without interest thereon, from Parent an amount in cash equal to the aggregate merger consideration divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Merger Consideration").

                     (b) Each share of common stock, par value $0.01, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one-tenth of one share of common stock, par value $0.10 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

                     (c) All shares of Company Common Stock which are held in the treasury of the Company shall be canceled and shall cease to exist.

           SECTION 3.2 PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for and conversion of shares of the Company Common Stock in the Merger shall be as follows:

                     (a) As soon as practicable after the Effective Time, Parent shall send or cause to be sent a notice announcing the consummation of the Merger and summarizing the provisions of Sections
           3.1 and 3.2 to each holder of a Certificate which immediately prior to the Effective

Time evidenced shares of the Company Common Stock and which was not previously surrendered.

                      (b) After the Effective Time, each holder of record of a Certificate (other than a holder of Dissenting Shares) shall surrender such Certificate to Parent, together with (i) separate stock transfer powers duly endorsed by such holder and (ii) a letter of transmittal from such holder.

                      (c) Upon surrender of a Certificate or Certificates representing the shares of the Company Common Stock in the manner provided in
Section 3.2(b), each holder shall be entitled to receive from Parent in exchange therefor a check for the amount of cash into which the holder's shares of the Company Common Stock previously evidenced by such Certificate(s) was converted in the Merger pursuant to Section 3.1. Parent or its transfer agent shall issue such checks as soon as practicable following such surrender.

                      (d) Each Certificate which immediately prior to the Effective Time evidenced shares of the Company Common Stock (other than Dissenting Shares) shall, from and after the Effective Time until such Certificate is surrendered to Parent or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive that amount of cash described in Section 3.1. Upon receipt of such Certificate by Parent or its transfer agent, there shall be paid to such holder, without interest, the amount of any cash payable to such holder pursuant to Section 3.1.

                      (e) Any holder of the Company Common Stock who has not exchanged his Certificates for Merger Consideration in accordance with this subsection within six months after the Effective Time shall have no further claim upon the transfer agent, and shall thereafter look only to Parent for payment in respect of his shares of Company Common Stock. Until so surrendered, Certificates shall represent solely the right to receive the Merger Consideration. If any Certificates entitled to payment pursuant to Section 3.1 shall not have been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity, the shares of the Company Common Stock represented thereby shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

           SECTION 3.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected appraisal rights under the provisions of the New York Corporation Law ("Dissenting Shares"), shall not be converted into or exchangeable for the right to receive the Merger Consideration, but shall entitle the holder thereof to receive payment therefor as shall be determined pursuant to the provisions of the New York Corporation Law; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the New York Corporation Law, each share of Company Common Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, in accordance with Section 3.1, and such shares shall no longer be Dissenting Shares.

           SECTION 3.4 CLOSING OF COMPANY TRANSFER BOOKS. Immediately prior to the Effective Time, the Company Common Stock transfer books shall be closed and no transfer of Company Common Stock shall thereafter be made. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to Parent or its transfer agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Parent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Company Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, Parent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

           SECTION 3.5 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Merger Consideration issued upon surrender of a Certificate in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Article 3.

           SECTION 3.6 STOCKHOLDER APPROVAL. The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-Laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of the Company has adopted the Merger and this Agreement and recommended that holders of Company Common Stock vote in favor of adopting the Merger and this Agreement at the Company Meeting. Notwithstanding the foregoing, nothing in this Section 3.6 shall preclude or limit the Board of Directors of the Company from complying with its fiduciary duties under applicable law.

           SECTION 3.7 EXERCISE OF STOCK OPTIONS. The Company shall use all reasonable efforts to cause all Company Stock Options to be fully exercised for the purchase of Company Common Stock prior to the Effective Time.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and Sub that, except as set forth in the disclosure schedule attached hereto (the "Company Disclosure Schedule"), which Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and may be amended from time to time pursuant to the provisions hereof:

           SECTION 4.1 EXECUTION AND DELIVERY. The Company has the corporate power and authority to enter into this Agreement and each other agreement, document or instrument contemplated hereby or to be executed in connection herewith to which the Company is a party (the "Company Documents") and, subject to approval of this Agreement by the holders of the Company Common Stock, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's Board of Directors. This Agreement constitutes the valid and binding obligation of the Company and the Company Documents, when executed and delivered, will constitute the valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of two-thirds of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary after the date of this Agreement to authorize this Agreement and the Company Documents and the transactions contemplated hereby and thereby.

           SECTION 4.2 CONSENTS AND APPROVALS. The execution and delivery by the Company of this Agreement and the Company Documents, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, as the case may be, do not require the Company to obtain any consent, approval or action of, or make any filing or registration with, or give any notice to, any person or any Governmental Entity, other than (i) in connection, or in compliance, with the provisions of the H-S-R Act, if applicable, (ii) in the case of the performance by the Company of its obligations hereunder and under the Company Documents and the consummation by the Company of the transactions contemplated hereby and by the Company Documents, the approval of the holders of the Company Common Stock as specified in Section 4.1 and (iii) the filing of the Certificate of Merger with the Secretary of State of New York.

           SECTION 4.3 NO BREACH. Except as set forth in Section 4.3 of the Company Disclosure Schedule and for filings, notices, consents and approvals as may be required by the New York Corporation Law, the execution, delivery and performance by the Company of this Agreement and the Company Documents and the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract or other agreement or instrument to which the Company is a party or by or to which the assets or properties of the Company may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, binding upon the Company, or upon the securities, assets or business of the Company; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Company, or to the securities, assets or business of the

Company; (v) result in the creation or imposition of any lien or other encumbrance or the acceleration of any indebtedness or other obligation of the Company; or (vi) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause a violation of, any Permit of the Company; except in the case of (ii) through (vi) above, for violations, conflicts, breaches, defaults, modifications, impairments, liens or other encumbrances that would not, individually or in the aggregate, have a material adverse effect on the management, business, properties, assets, condition (financial or otherwise), liabilities or operations of the Company taken as a whole, or adversely affect the consummation of the transactions contemplated hereby in any material respect, but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with
(A) this Agreement, the transactions contemplated hereby or the announcement thereof or (B) changes or conditions generally affecting the industries in which the Company operates (a "Company Material Adverse Effect").

           SECTION 4.4 ORGANIZATION, STANDING AND AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of such activities make such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, have a Company Material Adverse Effect. The copies of the Certificate of Incorporation and By-Laws of the Company included as part of Section 4.4 of the Company Disclosure Schedule constitute accurate and complete copies of such organizational instruments and accurately reflect all amendments thereto through the date hereof.

           SECTION 4.5 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock. As of the date of this Agreement there were 160,065 shares of Company Common Stock outstanding and 8,450 shares of Company treasury stock and a list of certificates representing the Company treasury shares is set forth in Section
4.5 of the Company Disclosure Schedule. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's stockholders may vote issued or outstanding.
Section 4.5 of the Company Disclosure Schedule sets forth a true and complete list as of the date indicated the holders of all outstanding Company Stock Options, showing as to each such holder the number of Company Stock Options so held, such holder's mailing address and the date of grant, vesting schedules and exercise price of all such Company Stock Options. A list of shareholders who will be parties to the Voting Agreement, together with their respective holdings of the Company Common Stock, is set forth in Section 4.5 of the Company Disclosure Schedule. All outstanding shares of the Company Common Stock are duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights, except as otherwise provided pursuant to Section 630 of the New York Corporation Law. Except as set forth in Section 4.5 of the Company Disclosure Schedule, there is no (i) outstanding option, warrant, call, unsatisfied preemptive right or other agreement of any kind binding upon the Company to purchase or otherwise to receive from the Company any of the outstanding, authorized but unissued, unauthorized or treasury shares of Company Common Stock or any other security of the Company, (ii) outstanding security of any kind binding upon the Company convertible into any security of the Company, and (iii) outstanding contract or other agreement binding upon the Company to purchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any other security of the Company.

           SECTION 4.6 SUBSIDIARIES.  The Company has no Subsidiary.

           SECTION 4.7 CORPORATE RECORDS. The Company has heretofore delivered to Parent true and complete copies of the minute books of the Company for the five years prior to the date hereof through and including the date hereof, all as in effect on the date hereof. The minute books of the Company reflect all actions taken at all meetings and consents in lieu of meetings of stockholders, and all actions taken at all meetings and consents in lieu of meetings of the Company's Board of Directors and all committees thereof.

           SECTION 4.8 ASSETS AND LIABILITIES; FINANCIAL STATEMENTS. The Company has delivered to Parent an unaudited balance sheet of the Company as of October 30, 2000 (the "Company Balance Sheet") and an unaudited income statement of the Company for the period from March 1, 2000 to October 30, 2000 (together with the Company Balance Sheet, the "Company Financial Statements"). The Company Financial Statements present fairly, in all material respects, in accordance with GAAP, the assets and liabilities of the Company as of such date and fairly presents, in all material respects, the financial position of the Company as of such date.

           SECTION 4.9 INFORMATION IN DISCLOSURE SCHEDULE. None of the information with respect to the Company to be included in the proxy statement of the Company (the "Proxy Statement") required to be mailed to the stockholders of the Company in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this provision shall not apply to statements or omissions in the Proxy Statement based upon information furnished by Parent for use therein. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the New York Corporation Law. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate delivered pursuant to Article VII or any exhibit to this Agreement and the Company Disclosure Schedule, as the same may be amended pursuant to the provisions hereof, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

           SECTION 4.10 LIABILITIES. To the Company's Knowledge, the Company does not have any direct or indirect liability, contingent or otherwise, that is required by GAAP to be reflected or reserved for in the Company Financial Statements (collectively, the "Liabilities"), that was not adequately reflected or reserved against on the Company Balance Sheet, other than (i) liabilities set forth in Section 4.10 of the Company Disclosure Schedule, (ii) liabilities incurred in the ordinary course of business since October 30, 2000 consistent with past practices, or (iii) liabilities permitted by this Agreement to be incurred in connection with the transactions contemplated by this Agreement.

           SECTION 4.11 NO COMPANY MATERIAL ADVERSE EFFECT. Except as disclosed in Section 4.11 of the Company Disclosure Schedule, since October 30, 2000, there has not been any change, event, occurrence or state of facts that has caused, or would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.

           SECTION 4.12 COMPLIANCE WITH LAWS. To the Company's Knowledge, except as disclosed in Section 4.12 of the Company Disclosure Schedule, the Company is not in violation in any material respect of any applicable order, judgment, injunction, award or decree, law, ordinance or regulation or any other requirement of any Governmental Entity applicable to the Company or any of its businesses. The Company has not received notice that any such material violation has been alleged or is being investigated. To the Company's Knowledge, the Company has fewer than 100 shareholders. This Section 4.12 shall not apply to Taxes.

           SECTION 4.13 PERMITS. To the Company's Knowledge, except as set forth in Section 4.13 of the Company Disclosure Schedule, (i) the Company has obtained all Permits that are necessary for the ownership and conduct of its businesses as presently conducted or currently proposed to be conducted, other than any Permits, the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) to the Company's Knowledge, such Permits are in full force and effect and are sufficient for the ownership and conduct of such businesses as presently conducted or currently proposed to be conducted; no violations exist or have been recorded in respect of any material Permit; and
(iii) no proceeding is pending or, to the Knowledge of the Company, threatened, that would suspend, revoke or limit any material Permit.

           SECTION 4.14 ACTIONS AND PROCEEDINGS. Except as disclosed in Section
4.14 of the Company Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its directors, officers or employees (in their capacities as such). Except as disclosed in Section 4.14 of the Company Disclosure Schedule, as of the date of this Agreement there is no claim, action, suit, litigation, legal, administrative or arbitration proceeding, whether formal or informal (including, without limitation, any claim or notice of intent to institute any matter) (a "Proceeding"), which is pending or, to the Company's Knowledge, threatened against or involving the Company, or any of its directors, officers or employees (in their capacities as such) or properties, capital stock or assets.

           SECTION 4.15 CONTRACTS AND OTHER AGREEMENTS. Section 4.15 of the Company Disclosure Schedule sets forth each contract (including any contract relating to the Company's mortgage loan assets) to which the Company is a party. Each such contract and other agreement is valid, in full force and effect and binding upon the Company, except for failures to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect and, to the Company's Knowledge, the other parties thereto in accordance with its terms, and the Company is not in default under any of them, except for defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect, and the Company has no Knowledge of any threat of cancellation or termination thereunder, nor will the consummation of the transactions contemplated by this Agreement result in a default under any such contract or other agreement or the right to terminate such contract or other agreement, except for cancellations, terminations, defaults, or rights to terminate that would not, individually or in the aggregate, have a Company Material Adverse Effect. No Permits or other documents or agreements with, or issued by or filed with, any person, have been granted to any other person that provide the right to use any real or tangible personal property comprising any portion of the assets of the Company except for grants that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is not a party to any contract, commitment, arrangement or agreement which would, following the Closing, restrain or restrict Parent or any affiliate of Parent, from operating the business of the Company in the manner in which it is currently operated, except for contracts, commitments, arrangements or agreement that would not, individually or in the aggregate, have a Company Material Adverse Effect. The mortgage loan included in the Company's assets complies in all material respects with all applicable laws and regulations of the State of New York.

           SECTION 4.16 PROPERTY. The Company does not own or lease any real property.

           SECTION 4.17 INTELLECTUAL PROPERTY. (a) The Company owns or otherwise possesses all rights as are necessary to use, all patents (and applications therefor), patent rights and disclosures, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, registered copyrights (and applications therefore), process know-how, inventions, discoveries, systems, scientific, technical, engineering and marketing data, technology, trade secrets software programs and codes (both source and object), formulae and techniques used in or necessary for the conduct of its business and other proprietary information except as would not, individually or in the aggregate, have a Company Material Adverse Effect (collectively, the "Intellectual Property Rights").

           (b) To the Company's Knowledge, the Company has not received notice or otherwise has reason to know of any conflict or alleged conflict with the rights of others pertaining to the Intellectual Property Rights. To the Company's Knowledge, the businesses of the Company as presently conducted do not infringe upon or violate any intellectual property rights of others. The Company has the unrestricted right to use, free and clear of any rights or claims of others, all trade secrets, processes, customer lists and other rights incident to its businesses as now conducted other than restrictions that would not, individually or in the aggregate, have a Company Material Adverse Effect.

           (c) The Company is not currently obligated or under any existing liability to make royalty or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service names, trade names, copyrights, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted or otherwise except for obligations or liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company's Knowledge, no employee of the Company has violated any employment agreement or proprietary information agreement which he had with a previous employer or any patent policy of such employer, or is a party to or threatened by any litigation concerning any patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like except for violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

           SECTION 4.18 BANKING. Section 4.18 of the Company Disclosure Schedule contains a complete list of all of the bank accounts and lines of credit owned or used by the Company and the names of all persons with authority to withdraw funds from, or execute drafts or checks on, each such account.

           SECTION 4.19 LIENS. Except as set forth in Section 4.19 of the Company Disclosure Schedule, the Company has good title to all of its respective assets and properties, in each case free and clear of any lien or other encumbrance, except for (i) liens or other encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet delinquent or which are being contested in good faith or (ii) liens or other encumbrances of a character that do not materially detract from the value of the property subject thereto or impair the use of or the access to the property subject thereto, or impair the operation of the Company or detract from its business.

           SECTION 4.20 OFFICERS, DIRECTORS, EMPLOYEES. Section 4.20 of the Company Disclosure Schedule sets forth the name of each officer and director of the Company and the amount of compensation paid during fiscal 2000 and the amount reasonably expected to be paid during fiscal 2001. The Company does not have any employees.

           SECTION 4.21 TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES. Except as disclosed in Section 4.21 of the Company Disclosure Schedule, since January 1, 1999, there have been no transactions between the Company and any director, officer, employee, stockholder or other affiliate of the Company or loans, guarantees or pledges to, by or for the Company from, to, by or for any of such persons, and no such loan, guarantee or pledge is currently in effect. Since January 1, 1999, other than as disclosed in Section 4.21 of the Company Disclosure Schedule, none of the officers, directors or employees of the Company, or any spouse or relative of any of such persons, has been a director or officer of, or has had any direct or indirect interest in, any person or business enterprise which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company.

           SECTION 4.22 OPERATIONS OF THE COMPANY. Except as disclosed in
Section 4.15 or 4.22 of the Company Disclosure Schedule and except as may result from the transactions contemplated by this Agreement, since January 1, 2000, the Company has not:

           (i) amended its Certificate of Incorporation or By-laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

           (ii) (A) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock or any of its bonds, notes, debentures or other evidences of indebtedness or (B) modified the terms of its options, rights or any contracts or commitments to issue or sell or purchase any shares of its capital stock or any of its bonds, notes, debentures or other evidences of indebtedness;

           (iii) made any bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, agents or other representatives, or commitment or agreement to make or pay the same;

           (iv) except in the ordinary course of business consistent with past practice, declared or made any Distributions to any stockholder or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

           (v) made any change in its accounting methods or practices or made any change in depreciation or amortization policies, except as required by law or GAAP;

           (vi) made any loan or advance to its stockholders or to any of the directors or officers of the Company, consultants, agents or other representatives, or otherwise than in the ordinary course of business made any other loan or advance;

           (vii) except in the ordinary course of business consistent with past practice, (A) entered into any lease; (B) sold, abandoned or made any other disposition of any of its assets or properties; (C) granted or suffered any lien or other encumbrance on any of its assets or properties; (D) entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject which if existing on the date hereof would need to be disclosed in Section 4.14 of the Company Disclosure Schedule;

           (viii) made or entered into any agreement to make any acquisition of all or a substantial part of the assets, properties, securities or business of any other person;

           (ix) paid, directly or indirectly, any of its Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

           (x) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the assets, liabilities, properties, business, operations, condition (financial or otherwise), operations or prospects of the Company;

           (xi) made any revaluation of any assets or write-down of the value of any loans or receivables of the Company;

           (xii) except in the ordinary course of business consistent with past practice, accelerated the collection, or sale to third parties, of any receivables of the Company, or delayed the payment of any payables of the Company;

           (xiii) entered into any other contract or other agreement or other transaction which contract, agreement or transaction is not terminable by the Company upon not more than 30 days' notice; or

           (xiv) suffered any damage, destruction or loss, whether covered by insurance or not, which has had or could have, individually or in the aggregate, a Company Material Adverse Effect.

           SECTION 4.23 BROKERAGE. Except for Josephthal & Co., Inc., no broker, agent or finder has acted, directly or indirectly, for the Company or, to the Knowledge of the Company, any of the Company stockholders, nor has the Company or, to the Knowledge of the Company, any of the Company stockholders, incurred any obligation to pay any brokerage fee, agent's commission or finder's fee or other commission in connection with the transactions contemplated by this Agreement. The Company has furnished to Parent a copy of any engagement letter relating to such broker, agent or finder.

           SECTION 4.24 TAXES. (a) Except as set forth in Section 4.24 of the Company Disclosure Schedule, the Company (i) has duly and timely filed all material Tax Returns required to be filed (after taking into account all available extensions), (ii) has timely paid or adequately provided for in accordance with GAAP all Taxes due in respect of the periods covered by such Tax Returns, and (iii) has withheld and, if due, paid all Taxes required to have been withheld and, if due, paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except, in each case, where the failure so to file, pay or provide, or withhold and pay, would not, individually or in the aggregate, have a Company Material Adverse Effect.

           (b) Except as set forth in Section 4.24 of the Company Disclosure Schedule, as of the date of this Agreement (i) no material claim for assessment or collection of Taxes is presently being asserted against the Company, (ii) the Company is not a party to any pending action, proceeding, or investigation by any governmental taxing authority relating to a material Tax, and (iii) the Company does not have Knowledge of any such threatened action, proceeding or investigation.

           (c) Except as set forth in Section 4.24 of the Company Disclosure Schedule, the Company is not and has not ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar allocation agreement or similar contract or arrangement.

           (d) Except as set forth in Section 4.24 of the Company Disclosure Schedule, the Company has not requested any extension of time within which to file any income Tax Return which return has not since been filed, nor has the Company waived the running of any statute of limitations with respect to any such income Taxes.

           (e) The Company has delivered to Parent true and correct copies of any filed income Tax Returns (including information returns and Forms 1120) of the Company which refer to any period of time from January 1, 1995, through the date of this Agreement or to any event which occurred during that period of time. The Company has not filed an election under Section 341(f) of the Code that is applicable to the Company or any asset held by the Company. The Company has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company is not subject to or a member of any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes. Neither the Company nor any of its affiliates has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (f) Section 4.24 of the Company Disclosure Schedule lists each state in which the Company is required to file Tax Returns. No written claim has ever been made after January 1, 1995 by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

           SECTION 4.25 ENVIRONMENTAL LAWS. Except as set forth in Section 4.25 of the Company Disclosure Schedule:

           (a) The Company (i) is in compliance in all material respects with all Environmental Laws; (ii) has obtained and currently maintain in full force and effect all Environmental Permits, the failure to obtain or maintain would, individually or in the aggregate, have a Company Material Adverse Effect; and
(iii) are in compliance with all terms and conditions of such Environmental Permits except for noncompliances that would not, individually or in the aggregate, have a Company Material Adverse Effect.

           (b) To the Company's Knowledge, no event has occurred which, upon the passage of time, the giving of notice, or failure to act would reasonably be expected to give rise to material liability to the Company under any Environmental Law.

           (c) To the Company's Knowledge, no Hazardous Material has been released, spilled, discharged, dumped, disposed of, or otherwise come to be located in, at or beneath any properties or assets formerly owned, operated or otherwise controlled by the Company and used in the conduct of the Company's businesses (i) in material violation of any Environmental Law, or (ii) in such manner as would reasonably be expected to cause a material environmental liability of the Company.

           (d) There is no pending or, to the Knowledge of the Company, threatened, material claim, litigation or administrative proceeding against the Company arising under any Environmental Law;

           (e) The Company has not received any notice, claim, demand, suit or request for information from any Governmental Entity or private entity with respect to any liability or alleged liability under any Environmental Law which is outstanding and if adversely decided could reasonably be expected to result in the Company incurring material liability under Environmental Laws, nor, to the Knowledge of the Company, has any other entity whose liability therefor, in whole or in part, may be attributed to the Company, received such notice, claim, demand, suit or request for information. The Company has not generated, disposed of, or arranged for the disposal of any Hazardous Material except in material compliance with Environmental Law.

           (f) The Company has not, and, to the Knowledge of the Company, no other entity whose liability therefor, in whole or in part, may be attributed to the Company, disposed of any Hazardous material at any location which is identified on the current or proposed (i) National Priorities List under 40 C.F.R. 300 Appendix B or (ii) CERCLIS, in each case except as would not, individually or in the aggregate, have a Company material Adverse Effect.

           SECTION 4.26 COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) adopted the Merger and this Agreement in accordance with the applicable provisions of the New York Corporation Law and (c) recommended the adoption of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Company Meeting.

           SECTION 4.27 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received, on the date of this Agreement, the oral opinion of Ryan, Beck & Co.,Inc., to be confirmed in writing, to the effect that, as of such date and subject to the assumptions and qualifications contained therein, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view. A copy of the written opinion of Ryan, Beck & Co., Inc. will be delivered to Parent as soon as practicable after the date of this Agreement.

           SECTION 4.28 PRIOR ACTIVITIES. The Company does not conduct, and since January 1, 1999 has not conducted, any activities other than those set forth in Section 4.28 of the Company Disclosure Schedule.


                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

           Parent and Sub represent and warrant to the Company that, except as set forth in the disclosure schedule attached hereto (the "Parent Disclosure Schedule"), which Parent Disclosure Schedule and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article
V:

           SECTION 5.1 EXECUTION AND DELIVERY. Each of Parent and Sub has the corporate power and authority to enter into this Agreement and each other agreement, document or instrument contemplated hereby or to be delivered in connection herewith to which such person is a party (the "Parent Documents") and to carry out its respective obligations hereunder and thereunder. The execution, delivery and performance by Parent and Sub of this Agreement and the Parent

Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Parent and Sub, as applicable (and, in the case of this Agreement, by the Board of Directors of Sub and by Parent as the sole stockholder of Sub). This Agreement constitutes the valid and binding obligation of Parent and Sub and the Parent Documents will constitute the valid and binding obligations of Parent and Sub, when executed by such person, in each case, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or the Parent Documents and the transactions contemplated hereby and thereby.

           SECTION 5.2 CONSENTS AND APPROVALS. The execution and delivery by Parent and Sub of this Agreement and the Parent Documents to which such person is a party, the performance by Parent and Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Sub of the transactions contemplated hereby and thereby do not require Parent or Sub to obtain any consent, approval or action of, or make any filing or registration with or give any notice to, any Governmental Entity, other than (i) in connection, or in compliance, with the provisions of the H-S-R Act, if applicable, (ii) the filing of the Certificate of Merger with the Secretary of State of New York and (iii) as to which the failure to so obtain, file or register would not have a material adverse effect on the management, business, properties, assets, condition (financial or otherwise), liabilities, or operations of Parent and its Subsidiaries, taken as a whole, or adversely affect the consummation of the transactions contemplated hereby in any material respect, but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (A) this Agreement, the transactions contemplated hereby or the announcement thereof or (B) changes or conditions generally affecting the industries in which Parent or its Subsidiaries operate (a "Parent Material Adverse Effect").

           SECTION 5.3 NO BREACH. Except for filings, notices, consents and approvals as may be required by New York Corporation Law, the execution, delivery and performance by Parent and Sub of this Agreement and the Parent Documents to which either is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent or Sub; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by or to which the assets or properties of Parent or any of its Subsidiaries may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, binding upon Parent or any of its Subsidiaries, or upon the securities, assets or business of Parent or any of its Subsidiaries; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Parent or any of its Subsidiaries, or to the securities, assets or business of Parent or any of its Subsidiaries; (v) result in the creation or imposition of any lien or other encumbrance or the acceleration of any indebtedness or other obligation of Parent or any of its Subsidiaries; or (vi) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any Permit of Parent or any of its Subsidiaries; except in the case of (ii) through (vi) for violations, conflicts, breaches, defaults, modifications, impairments, liens or other encumbrances that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

           SECTION 5.4 SUFFICIENT FUNDS. Parent will have at the time of the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Merger Consideration.

           SECTION 5.5 ORGANIZATION, STANDING AND AUTHORITY OF PARENT AND SUB. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of Maryland (in the case of Parent) or New York (in the case of Sub), and has all requisite power and authority to own, lease and operate its assets, properties and businesses and to carry on its businesses as now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of such activities make such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, have a Parent Material Adverse Effect. Sub has not engaged in any business (other than certain organizational matters) since the date of its incorporation. The copies of the Certificate of Incorporation and By-Laws of Parent and Sub included as part of Section 5.5 of the Parent Disclosure Schedule constitute accurate and complete copies of such organizational instruments and accurately reflect all amendments thereto through the date hereof.

           SECTION 5.6 BROKERAGE. No broker, agent or finder has acted, directly or indirectly, for Parent or Sub, nor have Parent and Sub incurred any obligation to pay any brokerage fees, agent's commissions or finder's fee or commission in connection with the transactions contemplated by this Agreement.

           SECTION 5.7 NO MATERIAL ADVERSE CHANGE. Since January 1, 2000, there has not been any change, event, occurrence or state of facts that has caused or would reasonably be expected to cause a Parent Material Adverse Effect.

           SECTION 5.8 SUB ACTION. The Board of Directors of Sub (at a meeting duly called and held) has by the requisite vote of all directors present adopted the Merger in accordance with the provisions of the New York Corporation Law. The sole stockholder of Sub has taken all actions necessary to adopt the Merger.

           SECTION 5.9 COMPLIANCE WITH LAWS. To Parent's Knowledge, Parent is not in violation of any applicable order, judgment, injunction, award or decree, law, ordinance or regulation or any other requirement of any Governmental Entity applicable to Parent or any of its businesses; Parent has not received notice that any such material violation has been alleged or is being investigated.

           SECTION 5.10 ACTIONS AND PROCEEDINGS. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its directors, officers or employees (in their capacities as such). Except as disclosed in Parent SEC Documents, as of the date of this Agreement there is no Proceeding which is pending or, to Parent's Knowledge, threatened against or involving Parent, any of its Subsidiaries, or any of their directors, officers or employees (in their capacities as such) or properties, capital stock or assets, except where the failure of any of the foregoing to be true does not individually or in the aggregate have a Parent Material Adverse Effect.

           SECTION 5.11 NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.




                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

           Each of Parent, Sub and the Company (as applicable) covenant and agree as follows:

           SECTION 6.1 CONDUCT OF BUSINESS. (a) Prior to the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule or unless Parent shall otherwise agree in writing:

                     (i) The Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use its reasonable efforts to enforce its mortgage receivable shown on the Company Balance Sheet, preserve intact its present business organizations, keep available the services of its present officers and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time, except such impairment as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company shall (i) maintain its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company; (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and
           (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would, individually or in the aggregate, result in a Company Material Adverse Effect.

                     (ii) Notwithstanding Section 6.1(a)(i) the Company shall not undertake any of the actions specified in Section 4.22 (without giving any effect to the "in the ordinary course of business" or "in the ordinary course of business consistent with past practice" exceptions contained in Section 4.22(iv), (vi),
           (vii), (ix) and (xii)) and the Company shall not incur any expenses, except as listed in Section 6.1(a)(ii) of the Company Disclosure Schedule.

           (b) The Company shall not dispose of any of the BLC Shares and shall not engage in any business conduct other than holding the BLC Shares and maintaining its assets as listed on Section 4.8 of the Company Disclosure Schedule.

           (c) Prior to the Effective Time, unless the Company shall otherwise consent in writing (which shall not be unreasonably withheld), Parent shall in all material respects carry on its respective businesses in the usual, regular and ordinary course consistent with past practice.

           SECTION 6.2 LITIGATION INVOLVING THE COMPANY. Prior to the Closing Date, the Company shall notify Parent of any actions or proceedings of the type required to be described in Sections 4.14, 4.24 or 4.25 that are threatened or commenced against the Company, or against any officer or director, property or asset of the Company, or with respect to the Company's affairs, promptly upon the Company becoming aware thereof, and of any requests of the Company or, to the Knowledge of the Company, any Company stockholder, for additional information or documentary materials by any Governmental Entity in connection with the transactions contemplated hereby promptly upon the Company becoming aware thereof. As to compliance with such requests for such information, the Company shall consult with and obtain the consent of Parent, which consent shall not be withheld unreasonably; provided that such consent shall be unnecessary where such information is required by law to be provided.

           SECTION 6.3 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES OF THE PARTIES. From the date hereof through the Closing Date, (a) the Company shall use all reasonable efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties of the Company contained in Article IV shall continue to be true and correct in all material respects (or in all respects in the case of any representation or warranty which refers to a Company Material Adverse Effect or otherwise includes a concept of materiality) on and as of the Closing Date as if made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct in all material respects (or in all respects in the case of any representation or warranty which refers to a Company Material Adverse Effect or otherwise includes a concept of materiality) as of such date or period; (b) Parent and Sub shall use their respective reasonable efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct in all material respects (or in all respects in the case of any representation or warranty which refers to a Parent Material Adverse Effect or otherwise includes a concept of materiality) on and as of the Closing Date as if made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct in all material respects (or in all respects in the case of any representation or warranty which refers to a Parent Material Adverse Effect or otherwise includes a concept of materiality) as of such date or period;

(c) the Company shall promptly notify Parent and Sub of any event, condition or circumstance occurring from the date hereof through the Closing Date of which the Company becomes aware that would cause any material revisions to the Company Disclosure Schedule provided by the Company pursuant to this Agreement, or that would constitute a violation or breach of this Agreement by the Company; and (d) Parent and Sub shall promptly notify the Company of any event, condition or circumstance occurring from the date hereof through the Closing Date of which it becomes aware that would cause any material revisions to the Parent Disclosure Schedule provided by Parent or Sub pursuant to this Agreement, or that would constitute a violation or breach of this Agreement by Parent or Sub. No such notification shall be deemed an amendment to the Disclosure Schedules to this Agreement, except as otherwise provided by this Agreement.

           SECTION 6.4 CORPORATE EXAMINATIONS AND INVESTIGATIONS; CONFIDENTIALITY. (a) The Company shall cooperate with Parent as Parent shall reasonably request in connection with the Parent's due diligence review of the Company, to the extent necessary to confirm the accuracy of the Company's representations and warranties. Notwithstanding the foregoing, Parent will not contact, in connection with the transactions contemplated by the Agreement, any customers or suppliers of the Company without obtaining the prior consent of the Company, which consent shall not be unreasonably withheld.

           (b) If this Agreement terminates, the parties hereto and their respective affiliates shall keep confidential and shall not use or retain in any manner any information or documents obtained from any other party concerning its assets, liabilities, properties, business or operations, unless readily ascertainable from public or published information or trade sources or already known or subsequently developed by it independently of any investigation of any other party, or received from a third party not under an obligation to such other party to keep such information confidential.

           SECTION 6.5 INDEMNIFICATION OF COMPANY OFFICERS AND DIRECTORS. (a) Parent agrees, for a period of six years following the Effective Time, not to amend the indemnification provisions set forth in the Certificate of Incorporation or By-Laws of the Surviving Corporation in a manner that would adversely affect the rights of the Company's officers, directors and employees to indemnification thereunder and agrees to cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by law; provided, however, that nothing in this Section 6.5 shall prevent Parent from effecting any merger, reorganization or consolidation of the Surviving Corporation, provided that, Parent agrees to satisfy any amounts that would have been payable by the Surviving Corporation (or any successor) and that were not otherwise paid pursuant to the indemnification provisions set forth in the Certificate of Incorporation or By-Laws of the Surviving Corporation for a period commencing at the Effective Time and continuing six years thereafter.

           (b) Parent covenants and agrees not to sue any person in his or her capacity as a director or officer or former director or officer of the Company for any act or omission prior to the Effective Time, provided that this Section 6.5(b) shall not apply to any claim against such person for acts or omissions constituting fraud.

           SECTION 6.6 PARENT AND SUB APPROVALS. Parent and Sub shall take all reasonable steps necessary or appropriate to obtain as promptly as practicable all necessary approvals, authorizations and consents of any person or Governmental Entity required to be obtained by Parent and Sub to consummate the transactions contemplated hereby, and will cooperate with the Company in seeking to obtain all such approvals, authorizations and consents. Parent and Sub shall use all reasonable efforts to provide such information to such persons, bodies and authorities as such persons, bodies or authorities or the Company may reasonably request.

           SECTION 6.7 COMPANY APPROVALS. The Company shall take all reasonable steps necessary or appropriate to obtain as promptly as practicable all necessary approvals, authorizations and consents of any third party or Governmental Entity required to be obtained by the Company to consummate the transactions contemplated hereby and will cooperate with Parent in seeking to obtain all such approvals, authorizations and consents. The Company shall use all reasonable efforts to provide such information to such persons, bodies and authorities as such persons, bodies and authorities or Parent may reasonably request.

           SECTION 6.8 EXPENSES. Except as otherwise specifically provided herein, Parent, Sub and the Company shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of investment bankers, agents, representatives, counsel and accountants. In any action, suit or proceeding under or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and other out-of-pocket expenses from the losing party.

           SECTION 6.9 ACQUISITION PROPOSALS. (a) The Company agrees that neither it, nor any of its officers and directors of any of shall, and that it shall direct and use its reasonable efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction, or any purchase of all or 10% or more of the assets or any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), it being understood that any such activities engaged in prior to the date of this Agreement do not violate this Section 6.9. The Company further agrees that from and after the date hereof neither it nor any of its officers and directors shall, and that it shall direct and use its reasonable efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by them or any of their Subsidiaries) not to, directly or indirectly, knowingly engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that was not solicited in violation of this Section 6.9(a) if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality

Agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal that was not solicited in violation of this Section 6.9(a); or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is consistent with its directors' fiduciary duties under applicable law and (ii) in each case referred to in clause (C) or (D) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction or a combination of transactions more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.9. The Company agrees that it will notify Parent by the end of the next business day following receipt if any such inquiries, proposals or offers relating to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person (unless disclosure of such name is precluded by the terms of the proposed offer in question) and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it.

           (b) Notwithstanding anything in this Section 6.9 to the contrary, if, at any time prior to obtaining the Company stockholders' approval of the Merger, the Company's Board of Directors determines in good faith, on the basis of the advice of its financial advisors and outside counsel, in response to an Acquisition Proposal that did not result from a breach of Section 6.9(a), that such proposal is a Superior Proposal, the Company or its Board of Directors may terminate this Agreement if, and only if, the Company shall substantially concurrently with such termination enter into a definitive agreement containing the terms of a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 6.9, including the notification provisions in this Section 6.9; provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.9 until after five Business Days following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Company's Board of Directors has received such a Superior Proposal and that such Board of Directors will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and (unless disclosure of such name is precluded by the terms of the proposal or offer in question) identifying the person making such Superior Proposal

(it being understood and agreed that any amendment to the price or any other material term of such a Superior Proposal shall require an additional Notice of Superior Proposal and a new five Business Day period).

           SECTION 6.10 FURTHER ASSURANCES. (a) Each of Parent, Sub and the Company shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each of Parent, Sub and the Company shall use all reasonable efforts to cause all actions to effectuate the Closing for which such party is responsible under this Agreement to be taken as promptly as practicable, including using all reasonable efforts to obtain all necessary waivers, consents and approvals (including, but not limited to, if applicable, filings under the H-S-R Act and with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in each case, to proceed with the Merger as expeditiously as possible). Notwithstanding the foregoing, there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by this Agreement if such action, either alone or together with another action, would result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

           (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Surviving Corporation shall take all such necessary action.

           SECTION 6.11 UPDATING SCHEDULES. In connection with the Closing, Parent, Sub and the Company will, promptly upon becoming aware of any fact requiring supplementation or amendment of the Schedules, supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules which was or has been rendered inaccurate thereby. No such supplement or amendment to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles VII, VIII and IX hereof, or the compliance by any party hereto with its covenants and agreements set forth herein.

           SECTION 6.12 COMPANY BALANCE SHEETS. Prior to Closing, the Company shall deliver to Parent an unaudited balance sheet of the Company prepared in accordance with GAAP as of the second Business Day immediately preceding the Closing Date and an income statement prepared in accordance with GAAP for the period from March 1, 2000 to such date.


                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATION
                              TO EFFECT THE MERGER

           The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by them, to the extent permitted by law:

           SECTION 7.1 COMPANY STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company's stockholders.

           SECTION 7.2 HART-SCOTT-RODINO. If applicable, all applicable waiting periods with respect to any "Notification and Report Form For Certain Mergers and Acquisitions" required to be filed by Parent, the Company or any of their "ultimate parent entities" in compliance with the H-S-R Act in connection with the transactions contemplated hereby shall have passed, or early termination of such waiting periods shall have been granted.

           SECTION 7.3 LITIGATION. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any Governmental Entity to restrain, modify or prevent the carrying out of the transactions contemplated hereby and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Parent's conduct or operation of the business of the Company after the Merger shall have been issued.

           SECTION 7.4 BLC MERGER. All the conditions precedent to the BLC Merger (other than the consummation of the Merger) shall have been satisfied or waived in connection with the terms of the BLC Merger Agreement.

                                  ARTICLE VIII
                    CONDITIONS PRECEDENT TO THE OBLIGATION OF
                       PARENT AND SUB TO EFFECT THE MERGER

           The obligation of Parent and Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing of the following additional conditions, any one or more of which may be waived by them, to the extent permitted by law:

           SECTION 8.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of the Company contained in this Agreement (including those contained in the Company Disclosure Schedule, as the same may be amended from time to time pursuant to the provisions hereof) shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect limitations therein) would not have, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company stockholders who are parties to the Voting Agreement, shall have performed and complied, respectively, in all material respects with all covenants and agreements required by this Agreement and the Voting Agreement to be performed or complied with by the Company or such Company stockholders on or prior to the Closing Date. The Company shall have delivered to Parent and Sub certificates, dated the Closing Date, and signed by an Executive Officer of the Company to the foregoing effect.

           SECTION 8.2 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date hereof, there shall not have been any change, event, occurrence or state of facts that has caused or would reasonably be expected to cause a Company Material Adverse Effect.

           SECTION 8.3 RECEIPT OF AGREEMENTS. On the date hereof, Parent shall have received executed originals of the Voting Agreement.

           SECTION 8.4 EXERCISE OF STOCK OPTIONS. All Company Stock Options shall have been fully exercised for the purchase of Company Common Stock.

           SECTION 8.5 CLOSING CONDITIONS. Documentation or other information shall have been received in a form reasonably satisfactory to Parent and Sub which evidences that the conditions set forth in this Article VIII have been satisfied.

                                   ARTICLE IX
            CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO
                               EFFECT THE MERGER

           The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing of the following additional conditions, any one or more of which may be waived by the Company, to the extent permitted by law:

           SECTION 9.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Parent and Sub contained in this Agreement (including those contained in the Parent Disclosure Schedule, as the same may be amended from time to time pursuant to the provisions hereof) shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect limitations therein) would not have, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent or Sub on or prior to the Closing Date. Parent and Sub shall have delivered to the Company certificates of an Executive Officer of Parent and Sub, dated the Closing Date, to the foregoing effect.

           SECTION 9.2 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date hereof, there shall not have been any change, event, occurrence or state of facts that has caused or would reasonably be expected to cause a Parent Material Adverse Effect.

           SECTION 9.3 CLOSING CONDITIONS. Documentation or other information shall have been received in a form reasonably satisfactory to the Company which evidences that the conditions set forth in this Article IX have been satisfied.

                                    ARTICLE X
                                     CLOSING

           The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20004, at 10:00 a.m. local time on the Closing Date or at such other time and place as the parties may mutually agree.


                                   ARTICLE XI
           NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                                   AGREEMENTS

           SECTION 11.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding any right of Parent and Sub to investigate fully the affairs of the Company, or any right of the Company to investigate fully the accuracy of the representations and warranties of Parent and Sub, and notwithstanding any knowledge of facts determined or determinable by Parent, Sub or the Company, as the case may be, pursuant to such investigation or right of investigation, Parent, Sub and the Company, as the case may be, have the right to rely fully upon the representations, warranties, covenants and agreements of the Company, Parent and Sub, as the case may be, contained in this Agreement. No representations, warranties, covenants or agreements in this Agreement, except the covenants and agreements contained in Articles III, XIII and XIV and Section 6.8, shall survive the Effective Time.


                                   ARTICLE XII
                            TERMINATION OF AGREEMENT

           SECTION 12.1 TERMINATION. This Agreement may be terminated prior to the Closing as follows:

           (a) by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 2001 or if the BLC Merger Agreement shall have been terminated;

           (b) by the Company if any of the conditions specified in Article VII or IX have not been met or waived by the Company at such time as any such condition is no longer capable of satisfaction;

           (c) by Parent if any of the conditions specified in Article VII or VIII have not been met or waived by Parent at such time as any such condition is no longer capable of satisfaction;

           (d) by Parent if the Company or the Company stockholders who are parties to the Voting Agreement shall have breached any of their respective obligations under Article VI of this Agreement or the Voting Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from Parent;

           (e) by the Company if Parent or Sub shall have breached any of their respective obligations under Article VI of this Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the Company;

           (f) by the Company if its Board of Directors, in the exercise of its fiduciary duties, accepts an Acquisition Proposal in accordance with Section 6.9;

           (g) at any time on or prior to the Closing Date, by mutual written consent of Parent, Sub and the Company.

           SECTION 12.2 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and be of no further force and effect and there shall be no obligation on the part of Parent, Sub or the Company, except for the provisions of this Agreement relating to the obligations of parties under Sections 6.4(b), 6.8 and 12.1 and Articles XIII and XIV. None of the parties hereto shall have any liability in respect to a termination of this Agreement prior to Closing, except to the extent that termination results from the intentional, willful or knowing violation of the representations, warranties, covenants or agreements of such party under this Agreement.

                                  ARTICLE XIII
                                   DEFINITIONS

           SECTION 13.1 DEFINITIONS. The following terms when used in this Agreement shall have the following meanings:

"Acquisition Proposal" has the meaning set forth in Section 6.9.

"affiliate" (or "affiliates" as the context may require), with respect to any person, means any other person controlling, controlled by or under common control with such person.

"Agreement" has the meaning set forth in the preamble.

"BLC" means BLC Financial Services, Inc., a Delaware corporation.

"BLC Merger" means the merger of Allied Capital B Sub Corporation, a Delaware corporation, with and into BLC upon the terms and subject to the conditions set forth in the BLC Merger Agreement.

"BLC Merger Agreement" means the Agreement and Plan of Merger, dated as of even date herewith, by and among Parent, Allied Capital B Sub Corporation, a Delaware corporation and BLC.

"BLC Shares" means the common stock of BLC, having a par value of $.01 (one cent) per share.

"Business Day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of New York are obligated by law or executive order to close.

"CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq. as amended.

"Certificates" means the certificates representing shares of the Company Common Stock.

"Closing" has the meaning set forth in Article X.

"Closing Date" means (a) the day on which the last of all conditions to the consummation of the transactions contemplated hereby (other than conditions which contemplate only delivery or filing of one or more documents contemporaneously with the Closing) have been satisfied or waived, or (b) such other date as the parties hereto agree in writing.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble.

"Company Balance Sheet" has the meaning provided in Section 4.8.

"Company Common Stock" means, the common stock of the Company, having a par value of $0.10 per share.

"Company Disclosure Schedule" has the meaning set forth in the preamble to
Article IV.

"Company Documents" has the meaning set forth in Section 4.1.

"Company Financial Statements" has the meaning set forth in Section 4.8.

"Company Material Adverse Effect" has the meaning set forth in Section 4.3.

"Company Meeting" has the meaning set forth in Section 3.6.

"Company Stock Option" means any option for the purchase of Company Common
Stock.

"Confidentiality Agreement" means the Mutual Nondisclosure Agreement dated as of August 3, 2000, between Parent and BLC.

"contracts and other agreements" mean all contracts, agreements, supply agreements, undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other binding arrangements.

"Dissenting Shares" shall have the meaning set forth in Section 3.3.

"Distribution" means any distribution of cash, securities or property on or in respect of the Company Common Stock whether as a dividend or otherwise.

"Effective Time" has the meaning set forth in Section 1.2.

"Environmental Laws" means all applicable federal, state, and local laws, ordinances, rules, regulations, codes, duties under the common law or orders, including, without limitation, any requirements imposed under any Permits, licenses, judgments, decrees, agreements or recorded covenants, conditions, restrictions or easements, the purpose of which is to protect the environment.

"Environmental Permits" shall mean all Permits, licenses, approvals, authorizations, consents or registrations required under applicable Environmental Laws in connection with the ownership, use and/or operation by the Company of its properties.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations and rulings issued thereunder.

"Executive Officers" means, as to Parent and the Company, respectively, its chairman of the board, its president, any vice president (executive, senior or other), secretary, treasurer or chief financial officer, if any, or any other officer or employee having supervisory responsibility for a principal business function.

"Family Member" means, with respect to any person, a parent, spouse, sibling or lineal descendent of such person.

"FTC" means the Federal Trade Commission or any successor agency or department.

"GAAP" means generally accepted accounting principles in the United States of America from time to time in effect.

"Governmental Entities" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

"Hazardous Materials" means (i) any substance or material regulated or identified as hazardous, toxic, pollutant or contaminant under Environmental Laws, including gasoline, diesel fuel or other petroleum hydrocarbons, PCBs or asbestos; or (ii) any pollutant, toxic substance, or contaminant.

"H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Intellectual Property Rights" has the meaning set forth in Section 4.17(a).

"IRS" means the Internal Revenue Service or any successor agency or department.

"Knowledge of Company" or "of which Company is aware" or words of similar import shall be deemed to mean the actual knowledge of the following individuals:
Robert F. Tannenhauser, Carol Tannenhauser, Peter Blanck and Richard Blanck.

"Knowledge of Parent" or "of which Parent is aware" or words of similar import shall be deemed to mean the actual knowledge of the following individuals:
William L. Walton, Joan M. Sweeney and Penni F. Roll.

"Justice" means the Antitrust Division of the Department of Justice or any successor agency or department.

"Liabilities" has the meaning set forth in Section 4.10.

"lien or other encumbrance" (or "liens or other encumbrances" or "liens or other encumbrance" or "lien or other encumbrances" as the context may require or any similar formulation) means any lien, claim, pledge, mortgage, assessment, security interest, charge, option, right of first refusal, easement, servitude, adverse claim, transfer restriction under any stockholder or similar agreement or other encumbrance of any kind.

"Merger" has the meaning set forth in the recitals.

"Merger Consideration" has the meaning set forth in Section 3.1(a).

"Named Persons" means each of Carol Tannenhauser, Peter D. Blanck, Richard Blanck and Wendy Blanck.

"New York Corporation Law" has the meaning set forth in Section 1.1.

"1940 Act" shall mean the Investment Company Act of 1940, as amended, and the regulations and rulings issued thereunder.

"Notice of Superior Proposal" has the meaning set forth in Section 6.9(b).

"Parent" has the meaning set forth in the preamble.

"Parent SEC Documents" means all forms, reports, schedules, statements, exhibits and other documents filed by Parent with the SEC.

"Parent Disclosure Schedule" has the meaning set forth in the preamble to
Article V.

"Parent Documents" has the meaning set forth in Section 5.1.

"Parent Material Adverse Effect" has the meaning set forth in Section 5.2.

"Permits" (or "Permit" as the context may require) mean all licenses, permits, certificates, certificates of occupancy, orders, approvals, registrations, authorizations and qualifications with and under all federal, state, or local or laws.

"person" (or "persons" as the context may require) means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

"Proceeding" has the meaning set forth in Section 4.14.

"property" (or "properties" as the context may require) means real, personal or mixed property, tangible or intangible.

"Proxy Statement" has the meaning set forth in Section 4.9.

"Receiving Party" has the meaning set forth in Section 14.1.

"Releasing Party" has the meaning set forth in Section 14.1.

"SEC" means the Securities and Exchange Commission or any successor agency or department.

"Securities Act" means the Securities Act of 1933, as amended, and the regulations and rulings issued thereunder.

"Sub" has the meaning set forth in the preamble hereof.

"Sub Common Stock" means the common stock, par value $0.01 per share, of Sub.

"Subsidiaries" (or "Subsidiary" as the context may require), means each entity as to which a person, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, 50% or more of the securities of any class of such entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such entity, provided that, with respect to Parent, the term "Subsidiary" or "Subsidiaries" shall not include any person that is not required to be consolidated on consolidated financial statements of Parent prepared in accordance with GAAP.

"Superior Proposal" has the meaning set forth in Section 6.9(a).

"Surviving Corporation" has the meaning set forth in Section 1.1.

"Surviving Corporation Company Stock" has the meaning set forth in Section
3.1(b).

"Taxes" (or "Tax" as the context may require) means all federal, state, county, local, foreign and other taxes (including, without limitation, income, intangibles, premium, excise, sales, use, gross receipts, franchise, ad valorem, severance, capital levy, transfer, employment and payroll-related, and property taxes, import duties and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

"Tax Returns" means any return or report relating to Taxes.

"Voting Agreement" has the meaning set forth in the recitals.

                                   ARTICLE XIV
                                  MISCELLANEOUS

           SECTION 14.1 PUBLICITY. So long as this Agreement is in effect, prior to making a press release or other public statement with respect to the transactions contemplated by this Agreement, any party (a "Releasing Party") will consult with the other party (the "Receiving Party") and provide such other party with a draft of such press release, except as may otherwise be required by law or stock exchange regulations.

           SECTION 14.2 PARENT GUARANTY. Parent hereby unconditionally and irrevocably guarantees the full and timely payment and performance by Sub of its obligations hereunder.

           SECTION 14.3 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered, express mail or nationally recognized courier service, postage prepaid. Any such notice shall deemed given when so delivered personally or successfully sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

(i)        if to Parent or Sub to:

Allied Capital Corporation
1919 Pennsylvania Avenue, 3rd Floor
Washington, D.C.  20006
Attention: Joan M. Sweeney
Telecopy No.: (202) 973-6351

with a concurrent copy to:

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, D.C.  20004
Attention: James D. Darrow
Telecopy No.: (202) 637-3593

(ii) if to the Company to:

Futuronics Corporation
3652 Forest Gate Drive
Iowa City, Iowa 52240
Attention:  Peter Blanck
Telecopy No.: (319) 335-9098
              or
              (319) 335-9019

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:  Simeon Gold
Telecopy No.:  (212) 310-8007

Any party may by notice given in accordance with this Section 14.3 to the other parties designate another address or person for receipt of notices hereunder.

           SECTION 14.4 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto) and the agreements contemplated hereby, contain the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, with respect thereto.

           SECTION 14.5 WAIVERS AND AMENDMENTS; NON CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES; LIABILITY. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and, except as provided in Section 12.2, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach. The limitations on claims set forth in this Section 14.5 and elsewhere in this Agreement shall not apply in the case of fraud on the part of the Company.

           SECTION 14.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

           SECTION 14.7 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and heirs and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by any party without the prior written consent of the other party hereto; provided, however, that Parent may assign its rights (but not its obligations) hereto to its Subsidiaries.

           SECTION 14.8 THIRD PARTY BENEFICIARIES. Except for Section 6.5, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

           Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party hereto, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective affiliates, shall have any liability or obligation arising under this Agreement or the transaction contemplated hereby, except as may be provided in a separate written agreement signed by such Person.

           SECTION 14.9 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

           SECTION 14.10 EXHIBITS AND SCHEDULES. The exhibits and schedules hereto are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

           SECTION 14.11 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

           SECTION 14.12 SUBMISSION TO JURISDICTION; VENUE. Any action or proceeding against any party hereto with respect to this Agreement shall be brought in the courts of the State of New York or of the United States located in the State of New York, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto irrevocably consents to the service of process at any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in Section 14.3, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any party hereto to serve process on any other party hereto in any other manner permitted by law. Each party hereto irrevocably waives any objection which it may now have or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

           SECTION 14.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

           SECTION 14.14 SEVERABILITY. If any court of competent jurisdiction determines that any provision of this Agreement is not enforceable in accordance with its terms, then such provision shall be deemed to be modified so as to apply such provision, as modified, to the protection of the legitimate interests of the parties hereto to the fullest extent legally permissible and shall not affect the validity or enforceability of the remaining provisions of this Agreement.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                  ALLIED CAPITAL CORPORATION


                                  By:   /s/ Joan Sweeney
                                        -----------------------------
                                        Title: Managing Director and Chief
                                               Operating Officer
                                        Name: Joan Sweeney


                                  ALLIED CAPITAL F SUB CORPORATION


                                  By:   /s/ Joan Sweeney
                                        -----------------------------
                                        Title: Managing Director
                                        Name: Joan Sweeney


                                  FUTURONICS CORPORATION


                                  By:   /s/ Carol Tannenhauser
                                        -----------------------------
                                        Title: Treasurer and Director
                                        Name: Carol Tannenhauser